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                                                          Alliant Energy
                                                          Worldwide Headquarters
                                                          222 W. Washington Ave.
                                                          P.O. Box 192
                                                          Madison, WI 53701-0192
                                                          www.alliant-energy.com
News Release
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                                Media Contact:    David Giroux at (608) 252-3924
                                Finance Contact:  Bob Rusch at (608) 252-3470

ALLIANT ENERGY ANNOUNCES FIRST QUARTER NON-CASH ACCOUNTING CHARGE

          MADISON, Wis.--Apr. 7, 2000--Alliant Energy Corporation (NYSE:LNT) today announced it will incur a non-cash charge to net income of approximately $25 million, or 31 cents per share, in the first quarter of 2000 to recognize an increase in the company's obligation relating to certain 30-year exchangeable senior notes it issued in February. The non-cash charge will not impact earnings from operations nor the company's ability to pay dividends and is required under generally accepted accounting principles that presently govern the accounting for the senior notes.

          The senior notes are exchangeable for cash based upon the value of McLeodUSA (McLeod) Class A common stock (Nasdaq:MCLD). Due to the exchange feature of the senior notes, any increase in the value of McLeod stock above $77.23 per share results in a corresponding increase in Alliant Energy's obligation under the senior notes. Current accounting principles do not allow the increases in market value of the company's McLeod holdings to be reflected in earnings, but require a charge against earnings to reflect the corresponding increase in Alliant Energy's obligation under the senior notes.

          Alliant Energy's holdings of McLeod will be reported at a value of $1.6 billion at March 31, 2000, compared to a cost of $28 million, based on 19 million shares held and a market closing price of $84.81. The non-cash charge of approximately $25 million is more than offset by the unrealized increase in value of Alliant Energy's investment in McLeod stock.

          The $402.5 million of exchangeable senior notes were issued with an interest rate of 7.25% through February 15, 2003 and 2.5% thereafter. The company will report the senior notes at a value of approximately $442 million at March 31, 2000. The amount payable upon maturity of the notes is generally the higher of: a) the original principal amount, as adjusted for any accrued interest or distributions on the common stock of McLeod; or b) the current market value of the shares of McLeod stock attributable to the exchangeable senior notes.

          The company is required to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, no later than January 1, 2001, and is exploring various early adoption alternatives. Upon adoption of this new accounting principle, Alliant Energy will have a one-time option to designate a portion of its McLeod holdings as "trading" securities. This designation will allow the company to realize a significant one-time increase in income relating to the unrealized appreciation in value of such shares. The company expects that this income

Alliant Energy-- First Quarter Earnings Charge
April 7, 2000
Page 2 of 2



will more than offset any charges it incurs prior to, and in connection with, the adoption of SFAS No. 133 relating to changes in value of the senior notes. Further, the accounting under SFAS No. 133 will allow the company to reflect in earnings all future changes in the value of the shares of McLeod stock designated as trading, which will substantially offset the earnings impact of corresponding changes in the value of the senior notes.

          Alliant Energy Corp. is a growing energy-services provider with operations both domestically and internationally. Headquartered in Madison, Wis., Alliant Energy provides electric, natural gas, water and steam services to more than two million customers worldwide. Alliant Energy Resources, Inc., home of the company's non-utility businesses, has operations and investments throughout the United States as well as in Australia, Brazil, China, Mexico and New Zealand.

                                      # # #


This press release includes forward-looking statements. These forward-looking statements can be identified as such because the context of the statement includes phrases such as "the company expects" or other words or phrases of similar import. Similarly, statements that describe future plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors which could affect actual results include, but are not limited to, changes in the market value of the company's holdings in McLeodUSA, unanticipated delays in or issues arising in connection with the company's adoption of SFAS No. 133 and the impact of any future changes in accounting principles and practices on the company's financial condition or results of operations. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy Corporation undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.